EXHIBIT 5.1

[Letterhead of Sullivan & Worcester LLP]

                                                                                  April 5, 2007

Hospitality Properties Trust
400 Centre Street
Newton, Massachusetts  02458

Re:                            Hospitality Properties Trust Registration Statement on Form S-4

Ladies and Gentlemen:

In connection with the registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), proposed to be filed by the Company with the Securities and Exchange Commission on or about the date hereof, you have requested our opinion set forth below.

You have provided us with a copy of the Registration Statement, which relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $300,000,000 aggregate principal amount of 5.625% Senior Notes due 2017 of the company (the “Exchange Notes”) for an equal principal amount of 5.625% Senior Notes due 2017 of the Company outstanding on the date hereof (the “Outstanding Notes” together with the Exchange Notes, the “Notes”). The Outstanding Notes have been and the Exchange Notes will be, issued pursuant to an Indenture, dated as of February 25, 1998, by and between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”), as supplemented by a Supplemental Indenture No. 11 thereto, dated March 12, 2007 (as so supplemented, the “Indenture”).

In connection with this opinion, we have examined and relied upon copies of (i) the Registration Statement, (ii) the prospectus contained therein (the “Prospectus”), (iii) the Indenture, (iv) resolutions adopted by the Board of Directors of the Company on March 7, 2007 and April 5, 2007 relating to the Notes and (v) originals or copies, identified to our satisfaction, of such records, agreements and instruments of the Company, certificates of public officials and of officers of the Company and such other documents and records, and such matters of law, as we have deemed necessary as a basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, which facts we have not independently verified.

We have also assumed in connection with the opinion expressed below that: (i) the Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and in good standing with the State Department of Assessments and Taxation of Maryland, (ii) the Company has the requisite organizational and legal power and authority to issue and offer for exchange the Exchange Notes and enter into and perform its obligations under the Indenture, and the issuance of the Exchange Notes and the terms and conditions thereof and of the Indenture, and the execution and delivery of the Indenture by the Company have been duly authorized and approved on behalf of the Company (such approvals referred to herein as the “Proceedings”), (iii) the Proceedings, the issuance of the Exchange Notes and the terms and conditions of the Indenture are (A) in accordance with all applicable laws and the charter and bylaws of the Company, and (B) not in conflict with any contractual or other restrictions which are binding on the Company, (iv) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by, and has the requisite organizational and legal power and authority to perform its obligations under the Indenture, (v) the Trustee is in compliance generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations and (vi) the Indenture is the valid and binding obligation of the parties thereto, other than the Company, enforceable against them in accordance with its terms.

Hospitality Properties Trust
April 5, 2007

We express no opinion herein as to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts and the federal laws of the United States of America, and we express no opinion as to state securities or blue sky laws. Insofar as this opinion involves matters of Maryland law we have, with your permission, relied solely on the opinion of Venable LLP dated April 5, 2007, a copy of which we understand you are filing herewith as Exhibit 5.2 to the Registration Statement, and our opinion is subject to the exceptions, qualifications and limitations therein expressed.

Our opinion set forth below with respect to the validity or binding effect of the Exchange Notes are subject to (i) limitations arising under applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity), including, without limitation, the discretion of any court of competent jurisdiction in granting specific performance or injunctive or other equitable relief, and (iii) an implied duty on the part of the party seeking to enforce rights or remedies to take action and make determinations on a reasonable basis and in good faith to the extent required by applicable law.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will be validly issued by the Company and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law which may hereafter occur. This opinion is rendered solely to you in connection with the matters described above.

Very truly yours,
/s/ Sullivan & Worcester
SULLIVAN & WORCESTER LLP